UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

FENTURA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-23550 (Commission File Number)	38-2806518 (IRS Employer Identification No.)

175 North Leroy Street P.O. Box 725 Fenton, Michigan (Address of principal executive office)	48430-0725 (Zip Code)

Registrant’s telephone number, including area code: (810) 750-8725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[     ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[     ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement

On March 9, 2006, the Corporation entered into a Severance Compensation Agreement with each of Dennis E. Leyder, Douglas J. Kelley, and Holly J. Pingatore. Mr. Leyder is the Executive Vice President of The State Bank, one of the Corporation’s three subsidiary banks. Mr. Kelley is a Senior Vice President and the Chief Financial Officer of the Corporation. Ms. Pingatore is a Senior Vice President of both the Corporation and The State Bank.

Each Severance Compensation Agreement provides that if a “change in control” (as defined in the agreement) occurs while the executive is an employee of the Corporation or The State Bank and if within five years thereafter the executive’s employment is terminated without “cause” or by the executive for “good reason” or by reason of death or “disability” (in each case, as such terms are defined in the agreements), then the Corporation and The State Bank are required to pay the executive an annual amount equal to 50% of the highest amount of the executive’s annual compensation, as determined pursuant to the agreement, in the five preceding calendar years, with such payments being made for a period of time ranging from one to two years, as specified in each executive’s agreement.

The disclosures set forth in this Current Report are qualified in their entirety by reference to the terms of each Severance Compensation Agreement, copies of which are attached to this Current Report as exhibits and the provisions of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)      Exhibits

99.1	Severance Compensation Agreement between Fentura Financial, Inc., The State Bank, and Dennis E. Leyder

99.2	Severance Compensation Agreement between Fentura Financial, Inc., The State Bank, and Douglas J. Kelley

99.3	Severance Compensation Agreement between Fentura Financial, Inc., The State Bank, and Holly J. Pingatore

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 10, 2006	FENTURA FINANCIAL, INC. (Registrant) By: /s/ Donald L. Grill Donald L. Grill President and Chief Executive Officer

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